Exhibit 3.3

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DOLPHIN MERGER SUB 2, INC.

September 4, 2024

Dolphin Merger Sub 2, Inc. (the Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify that:

1.	The name of the Corporation is Dolphin Merger Sub 2, Inc.

2.

The board of directors of the Corporation duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), declaring such amendment to be advisable and in the best interests of the Corporation and its stockholder.

3.	The text of such amendment is as follows:

Section 1 of the Certificate of Incorporation shall be amended by amending and restating such section in its entirety to read as follows:

“1. Name. The name of the corporation is Noble Offshore Drilling, Inc. (the “Corporation”).”

4.	This Certificate of Amendment to the Certificate of Incorporation has been duly adopted in accordance with Section 242 of the DGCL.

[Signature page follows]

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation has been executed by a duly authorized officer of the Corporation as of the date first written above.

DOLPHIN MERGER SUB 2, INC.

By:	/s/ Jennie Howard
Name: Jennie Howard
Title: Secretary